EXHIBIT 3.3


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           OCUREST LABORATORIES, INC.

1. ARTICLE V of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

           SECTION 1: The Corporation is authorized to issue six million (6,000,000) Shares of Common Stock, $.004 par value, which shall be designated "Common Shares" and One million (1,000,000) shares of Preferred Stock, $.0l par value, which shall be designated "Preferred Shares". The Preferred Shares shall be designated and issued in such series and upon such terms and conditions as the Board of Directors may from time to time see fit. Such terms and conditions shall include, but not be limited to, the entitlement of the holders of the Preferred Shares to (a) cumulative, non-cumulative or partially cumulative dividends, (b) the preference over any other class or classes of shares as to the payment of dividends, (c) the preference in the assets of the Corporation over any other class or classes of shares upon the voluntary or involuntary liquidation of the Corporation, (d) the convertibility, if any, into shares of any other class or into shares of any series of the same or any other class, and (e) voting rights, if any.

           SECTION 2: The shares of the Corporation's Common Stock shall be combined so that each outstanding share immediately prior to the filing of these Articles of Amendment as well as each such share which may be issued upon exercise of warrants or conversion of debt instruments outstanding immediately prior to such filing shall be changed to one fourth (1/4) of a share of the Corporation's Common Stock having a par value of $.004 per share.

2. ARTICLES VII, VIII, IX, X and XIII all of the Articles of Incorporation of the Corporation are hereby deleted in their entirety.

3. The foregoing amendments were approved by the shareholders pursuant to written consent given in accordance with the provisions of Section
       607.0704 of the Florida Business Corporation Act. The number of shares consenting to the amendments was sufficient for approval. One voting group was entitled to vote on the amendments.

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       IN WITNESS WHEREOF, the undersigned President has executed these
Articles of Amendment on the 9th day of March 1994.


                                              /s/ EDMUND G. VIMOND, JR.
                                              --------------------------------
                                              Edmund G. Vimond, Jr., President

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